Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 131 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our reports, dated November 26, 2014 on Mid Cap Growth Portfolio, Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, High Yield Portfolio, Limited Duration Portfolio, and Global Strategist Portfolio (seven of the eight portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 24, 2015